TERM NOTE

 $15,000,000.00                                               New York, New York

                                                         As of November 19, 2003

     FOR VALUE RECEIVED, SGMS ACQUISITION CORPORATION, a Delaware corporation, having a registered office at c/o National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901 ("MAKER"), promises to pay to the order of HSBC BANK USA, a New York banking institution having an office at 452 Fifth Avenue, New York, New York 10018 ("PAYEE"), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of FIFTEEN MILLION AND NO/l00 DOLLARS ($15,000,000.00) (the "PRINCIPAL AMOUNT"), with interest on the unpaid Principal Amount to be computed from the date of the advance of principal evidenced hereby at the Applicable Interest Rate (as hereinafter defined), in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.


                  ARTICLE I - TERMS, CONDITIONS AND DEFINITIONS

     1.1 PAYMENT OF PRINCIPAL AND INTEREST. Maker covenants to pay the outstanding principal and interest due under this Note as follows:

     (A) On the first day of December, 2003, and on the first day of each and every succeeding calendar month thereafter (each, a "PAYMENT DATE") through and including the Loan Maturity Date (as hereinafter defined), Maker shall pay to Payee interest only in arrears on the portion of the Principal Amount outstanding from time to time, at an annual rate of interest equal to the LIBOR Rate (as hereinafter defined). Notwithstanding the foregoing, if at any time during the term of this Note, Maker selects a LIBOR Interest Period (as hereinafter defined) of ninety (90) days or more, the Payment Date for payments of interest only during such LIBOR Interest Period shall be the first day of the fourth (4th) month following the commencement of such LIBOR Interest Period and on the first day of each and every fourth (4th) month thereafter.

     (B) The entire outstanding principal balance of this Note, together with accrued and unpaid interest and any other amounts due under this Note or any other Loan Document (as hereinafter defined) shall be due and payable on December 1, 2005 (the "LOAN MATURITY DATE").

     1.2 DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

     "BUSINESS DAY" means any day other than a Saturday, a Sunday or any other day on which Payee is not open for business.

     "LIBOR INDEX" means the rate which appears on Reuters Screen LIBOR page 3750 (or at

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such page as may replace such page on that service) at approximately  11:00 a.m.
(London Time) two (2) Business Days prior to the first day of the applicable LIBOR Interest Period selected by Maker and having the same term as the applicable LIBOR Interest Period.

     "LIBOR INTEREST PERIOD" means one of the following periods selected by Maker pursuant to Section 1.3 of this Note to determine the LIBOR Rate: thirty
(30) days, sixty (60) days, ninety (90) days, one hundred eighty (180) days or three hundred sixty (360) days.

     "LIBOR  RATE" means an annual rate of interest  equal to one hundred  fifty
(150) basis points (1.50%) above the applicable LIBOR Index with respect to the applicable LIBOR Interest Period. Any change in the LIBOR Rate will be fixed by Payee as of the end of the second Business Day preceding the effective date of any change made to the LIBOR Interest Period pursuant to Section 1.3.

     "LOAN DOCUMENT" means any instrument delivered (whether now or hereafter and whether by Maker or any other person or entity) to Payee or any other holder of this Note in connection with the loan evidenced by this Note.

     "NOTE" means this Term Note.

     1.3 DETERMINATION OF LIBOR INTEREST PERIOD. Maker shall have the option of choosing one of the following LIBOR Interest Periods which shall be used to determine the LIBOR Rate: thirty (30) days, sixty (60) days, ninety (90) days, one hundred eighty (180) days or three hundred sixty (360) days. No such period shall extend beyond the Loan Maturity Date. If Maker wishes to change or select the next succeeding LIBOR Interest Period, Maker shall notify by telephone Maker's account executive at Payee followed by written confirmation to Payee by facsimile by 2:00 p.m. (New York time) on the day which is two (2) Business Days prior to the last date of the current LIBOR Interest Period. Maker may not change the LIBOR Interest Period prior to the end of a LIBOR Interest Period. In the event Maker fails to change the LIBOR Interest Period in accordance with the foregoing provisions, the next succeeding LIBOR Rate shall be determined based upon a LIBOR Interest Period of thirty (30) days.

     1.4 [reserved]

     1.5 APPLICATION OF PAYMENTS.

     All payments made under this Note shall be applied as follows: first, to the payment of interest on the Principal Amount outstanding hereunder from time to time; second, to the payment of sums payable by Maker to the holder of this Note under any Loan Document other than on account of principal and interest; and third, to the payment of the Principal Amount.

     1.6 COMPUTATION OF INTEREST; PAYMENTS ETC.

     The interest payable on this Note shall be computed by the holder of this Note on the basis of a three-hundred-sixty-day year. Principal, interest, and all other sums payable under this Note shall be paid in lawful money of the United States (except as may be expressly provided in

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the Loan Documents) free and clear of, and without  deduction or offset for, any present or future taxes, levies, imposts, charges, withholdings, or liabilities with respect thereto, and (except as may be expressly provided in the Loan Documents) free and clear of any and all other defenses, offsets, claims, counterclaims, credits or deductions of any kind. Notwithstanding anything to the contrary contained herein, when any payment hereunder is due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

     1.7 MAXIMUM INTEREST RATE.

     Nothing in this Note or in any other Loan Document shall require the payment or permit the collection by the holder hereof of interest in an amount exceeding the maximum amount permitted under applicable law (the "MAXIMUM INTEREST AMOUNT"). Maker shall not be obligated to pay to said holder any interest in excess of the Maximum Interest Amount, and the amount of interest payable to said holder under the Loan Documents shall under no circumstance be deemed to exceed the Maximum Interest Amount. To the extent that any payment made to said holder under the Loan Documents would cause the amount of interest charged to exceed the Maximum Interest Amount, such payment shall be deemed a prepayment of principal as to which no Prepayment Charge (as defined below) or notice shall be required, notwithstanding anything to the contrary in this Note or in any other Loan Document, or, if the amount of excess interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Maker.

     1.8 PREPAYMENT.

     This Note may not be prepaid in whole or in part except as specified in this paragraph and shall be prepaid as specified in Section 1.13 hereof. Maker shall be entitled to prepay all or part of the entire then-outstanding Principal Amount of this Note at any time without the requirement that Maker pay to Payee any premium or other charge on account of such prepayment, provided that (a) Maker gives to the holder of this Note not less than ten (10) days' or more than sixty (60) days' prior written notice of such prepayment, (b) such prepayment is made on the expiration of any LIBOR Interest Period unless Maker pays the Prepayment Charge to Payee at the time of prepayment, and (c) at the time of such prepayment, Maker also pays to the holder of this Note all accrued and unpaid interest and all other sums payable to the holder of this Note pursuant to the Loan Documents. Any prepayment, in whole or in part, made other than in strict accordance with the preceding sentences (whether voluntary or involuntary) shall require payment to Payee of a prepayment charge (the "PREPAYMENT CHARGE") which shall be, as reasonably determined by Payee any cost, loss or expense, including, but not limited to, any interest, breakage (LIBOR or otherwise) or other fees which are or would have been payable by Payee to lenders of funds actually obtained by Payee or, if not actually obtained, would have been obtained if Payee had decided to obtain same, in order to make or maintain its loan to Maker under this Note hereunder, caused or would have been caused by the prepayment by the Maker. Upon request, Payee shall deliver to Maker a statement setting forth the amount and basis of determination of any Prepayment Charge. In addition, at any time and from time to time, but in no event, more than four (4) times during each year during the term hereof, Maker shall have the right to request from Payee a good faith estimate of the applicable components and amount of any Prepayment Charge which would be incurred by Maker if Maker were to make a voluntary

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prepayment hereunder.

     Except as otherwise expressly provided in this Note, Maker shall pay the Prepayment Charge whether the prepayment is voluntary or involuntary (in connection with the Payee's acceleration of the unpaid Principal Amount or the mandatory prepayment required by Section 1.13 hereof.)

     1.9 SECURITY.

     This Note is secured by (i) certain Security Agreement of even date herewith between Maker and Payee (the "SECURITY AGREEMENT") covering certain personal property owned by Borrower (the "COLLATERAL") to which Security Agreement reference is made for a complete description of the property pledged thereunder, and (ii) the other Loan Documents executed by Maker and delivered to Payee. All of the terms, covenants, conditions and agreements of the Security Agreement and the other Loan Documents are hereby made a part of this Note to the same extent and with the same force and effect as if fully set forth herein. Maker shall pay when due all sums required to be paid pursuant to, and shall otherwise fully comply with, the Security Agreement and the other Loan Documents.

     1.10 LATE CHARGE

     If all or a portion of any payment required to be made to the holder of this Note (whether pursuant to this Note or any other Loan Document), other than the payment of the entire outstanding Principal Amount when the same becomes due, whether at maturity, upon acceleration of the loan evidenced by this Note or otherwise, is not received on or before the fifteenth (15th) day after the date such payment is due (without reference to any grace period provided for in the Loan Documents), a late charge of four percent (4%) of the amount so overdue ("LATE CHARGE") shall immediately be due to said holder. Any such Late Charge shall be secured by the security for this Note, shall be paid no later than the due date of the next subsequent installment of interest payable under this Note and, if not so paid, shall bear interest at the rate then in effect with respect to the principal sum of this Note. In addition, if Maker shall fail to make timely payment in full of any sum payable under this Note, beyond applicable notice, grace and cure periods, if any, Maker shall pay all reasonable costs of collection, including, but not limited to, reasonable attorneys' fees and disbursements, whether or not suit is filed hereon.

     1.11 INVOLUNTARY RATE.

     If a default or other event shall occur that, under the terms of the Security Agreement, shall permit Payee to cause the principal sum of this Note to become due and payable and Payee shall declare the outstanding Principal Amount to be due and payable, then the entire unpaid balance of said Principal Amount, together with all accrued and unpaid interest and all other sums payable to said holder (whether pursuant to this Note or any other Loan Document), shall immediately become due and payable, together with any applicable Prepayment Charge. In the case of a default continuing beyond the expiration of any applicable notice, grace or cure period, interest on the outstanding Principal Amount of this Note shall be computed at an annual rate

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equal to the  interest  rate then in  effect  under  this Note plus two  percent
(2.0%), but in no event, in excess of the Maximum Interest Amount (the "INVOLUNTARY RATE"). If Payee shall have declared the entire Principal Amount of this Note to be due and payable, interest at the Involuntary Rate shall be calculated from and after the date of the occurrence which is the basis of the default upon which Payee shall have declared the Principal Amount to be due and payable until the date that the holder of this Note receives payment of the entire outstanding Principal Amount. If Payee shall not have declared the entire Principal Amount of this Note to be due and payable, interest at the Involuntary Rate shall be calculated from and after the date of expiration of any applicable notice, grace or cure period to the date on which such default shall be cured. In addition, if a default under the Security Agreement occurs and is continuing beyond the expiration of any applicable notice, grace or cure period, the holder of this Note shall have, and shall be entitled to exercise, such rights and remedies as are set forth in the Loan Documents and/or as may be available at law or in equity (including, without limitation, the right, which may be exercised without notice to, or demand upon, Maker, to set off against the indebtedness evidenced by this Note any and all monies or other property of Maker in the possession of said holder and any monies owed to Maker by said holder, whether or not then due).

     1.12 [reserved]

     1.13 MANDATORY PREPAYMENTS.

     (A) If at any time the outstanding Principal Amount of the Loan exceeds the Market Value (as herein defined) of the Collateral multiplied times twenty five percent (25%), then, within two (2) days of notice to the Maker of such event (a "MARGIN CALL"), the Maker shall (1) pledge additional collateral to the Payee which may be additional shares of Series A Convertible Preferred Stock of Scientific Games Corporation ("SGCorp") (provided, that at no time shall the total Collateral consisting of shares of SGCorp exceed four and nine tenths percent (4.9%) of the total outstanding shares thereof) or such other collateral acceptable to the Payee in its sole and absolute discretion, (2) repay the Principal Amount, or a portion thereof, or (3) do any combination of (1) or (2), so that, after giving effect to such deposit of additional Collateral and/or repayment, the outstanding Principal Amount of the Loan is not greater than twenty five percent (25%) of the Market Value of the Collateral. For purposes of this Section 1.13, the Series B Preferred Stock of SGCorp pledged by the Maker shall have no Market Value.

     (B) If at any time the Maker has not satisfied its obligation to deposit additional Collateral or repay the Principal Amount as required in the event of a Margin Call (as described in subsection (A) above) or if at any time the outstanding Principal Amount exceeds the Market Value of the Collateral multiplied times forty percent (40%), the Maker shall IMMEDIATELY, WITHOUT ANY FURTHER OR ADDITIONAL NOTICE, repay the Loan or a portion thereof, so that, after giving effect to such repayment, the outstanding Principal Amount is not greater than the twenty five percent (25%) of the Market Value of the Collateral; any failure to comply with the requirements hereof shall be an Event of Default under this Note and the Payee shall have the immediate right, in addition to the other rights of the Payee hereunder or under the other Loan Documents, but subject to applicable law, and without notice or other action (notwithstanding any prior notice given under any other provision of this Note), to immediately sell or redeem all or some of the Collateral and to exercise any or all of the rights and remedies available to the

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Payee  hereunder,  and  under  the  other  Loan  Documents,  including,  without limitation, the right to exercise its rights against any Collateral and to redeem any Collateral pursuant to the terms of the agreements governing such Collateral.

     Any  prepayment   required  hereby  shall  be  subject  to  the  additional
requirement of the payment of any applicable Prepayment Charge under Section 1.8 hereof.

     The "MARKET VALUE" of Collateral shall be determined by reference to the most recent closing bid price reported by the applicable securities exchange or quoted by the National Association of Securities Dealers Automated Quotation System for the underlying shares of common stock into which the Collateral may be converted on any date of determination thereof or, in the absence of any such reported price, on such other basis as the Payee may reasonably determine.

                         ARTICLE II - GENERAL CONDITIONS

     2.1 MODIFICATION. AMENDMENT. WAIVER ETC.

     The release of any security for this Note or the modification, amendment or waiver of any provision of this Note or any other Loan Document shall not release, diminish, modify or otherwise affect the liability of Maker or any other person or entity that may be or become liable under or with respect to this Note. This Note may not be amended or modified in any way, nor may any provision hereof be waived, except by a written instrument duly executed by the holder hereof.

     2.2 WAIVER OF NOTICE, PRESENTMENT ETC.

     Maker for itself and for all other persons and entities that may become liable for all or any part of the obligations evidenced by this Note consents to any number of renewals or extensions of time for payment hereof. Any such renewals or extensions shall not affect the liability of Maker or any such other person or entity. In addition, Maker, for itself and all such other persons and entities waives, to the extent permitted by applicable law, valuation and appraisement, presentment and demand for payment, protest and notice of protest, dishonor and notice of dishonor, notice of nonpayment, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate, the release of any person or entity liable for all or any part of the obligations evidenced by this Note, any other indulgence or forbearance by the holder of this Note and the benefit of all statutes, ordinances, judicial rulings, and other legal principles of any kind, now or hereafter enacted or in force, affording any right of redemption or cure or any right to a moratorium or stay of execution or extension of time for payment or exempting any property from levy and sale upon execution of any judgment obtained by the holder in respect of this Note.

     2.3 REMEDIES CUMULATIVE ETC.

     No right or remedy of the holder of this Note is intended to be exclusive of any other right or remedy specified herein, in any other Loan Document or available to said holder at law

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or in equity.  All such rights and remedies  shall be cumulative  and concurrent and, in said holder's sole discretion, may be pursued singularly, successively or together and may be exercised as often as occasion therefor shall arise. Without limiting the generality of the foregoing, the payment by Maker of any Prepayment Charge, Late Charge or installment of interest at the Involuntary Rate is intended by the parties hereto to represent a non-exclusive remedy of payment of an agreed amount as compensation to said holder with respect to costs and expenses incurred and/or damage suffered by said holder as a result of Maker's prepayment of this Note or failure to comply with one or more obligations imposed upon Maker in the Loan Documents, and any such payment shall be in addition to, and not in lieu of, such other rights and remedies.

     2.4 GOVERNING LAW.

     This Note and the rights of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York for contracts made and wholly performed within that State; provided, however, that the foregoing is not intended to limit the rate of interest that may be charged or collected under this Note by the holder hereof if, pursuant to any law applicable to said holder, said holder is entitled to charge or collect interest at a higher rate than is permitted under the laws of said state. If any provision hereof or of any of the other Loan Documents is invalid or unenforceable in any jurisdiction, the other provisions hereof and thereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the holder of this Note in order to effectuate the intent of this Note and of the other Loan Documents. The invalidity of any provision of this Note or of any of the other Loan Documents in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, including the State of New York.

     2.5 NOTICE. All notices to be given hereunder shall be delivered by hand or sent to the party to be notified, via certified mail, return receipt requested, and shall be deemed given when delivered by hand or three (3) days after posted with the United Postal Services addressed to the parties as follows:

If to the Payee at:

HSBC Bank USA
452 Fifth Avenue
New York, New York 10018
Attn.: Patricia Chambers
Telephone: (212) 525-5070
Telecopy: (212) 525-6835

If to the Maker at:

SGMS Acquisition Corporation
c/o MacAndrews & Forbes Holdings Inc.
35 East 62nd Street
New York, New York 10021

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Telephone: (212) 572-5060
Te1ecopy: (212) 572-8401

With copies to:

MacAndrews & Forbes Holdings Inc.
35 East 62nd Street
New York, New York 10021
Attn: General Counsel
Telephone: (212) 572-5170
Telecopy: (212) 572-5056

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attn.:  Richard G. Mason
Telephone:  (212) 403-1252
Telecopy:    (212) 403-2000

     2.6 SUCCESSORS AND ASSIGNS ETC.

     The provisions of this Note shall bind Maker, its successors and assigns and shall inure to the benefit of Payee, any subsequent holders of this Note and their respective successors and assigns. Notwithstanding anything to the contrary in this Note or any of the other Loan Documents, Payee shall not be entitled to assign, transfer, grant participation interest in or pledge all or any part of its rights and obligations with respect to the loan evidenced by this Note or any interest therein without first obtaining Maker's written consent, which consent shall not be uneasonably withheld.

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     IN WITNESS WHEREOF,  the undersigned has executed the foregoing  instrument as of the day and year first above written.

                   SGMS ACQUISITION CORPORATION, a Delaware corporation



                   By:   /s/ Barry F. Schwartz
                       ------------------------------------
                   Name:  Barry F. Schwartz
                   Title: Executive Vice President, Secretary, Treasurer, and
                          General Counsel





STATE OF NEW YORK   )
                    :ss.:
COUNTY OF NEW YORK  )

     On the 19 day of November, in the year 2003, before me, the undersigned personally appeared Barry F. Schwartz, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.


   /s/  Marvin Schaffer
---------------------------------------------------
Signature and Office of individual taking acknowledgment